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                                                                   EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm in the Registration Statement on Form S-8 of RenaissanceRe Holdings Ltd. pertaining to the Amended and Restated 1993 Stock Incentive Plan and the Non-Employee Director Stock Plan of RenaissanceRe Holdings Ltd. and to the incorporation by reference therein of our report dated January 16, 1996 with respect to the consolidated financial statements and schedules of RenaissanceRe Holdings Ltd. appearing in the 1995 Annual Report to Shareholders and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young

Hamilton, Bermuda
June 17, 1996